Exhibit 99.1
News Release
For Immediate Release
Company Contact:
Jerry D. Cash, Chairman and Chief Executive Officer
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304
Website: www.qrcp.net
Quest Resource Schedules Third Quarter Earnings Conference Call/Webcast
OKLAHOMA CITY — (PRNewswire) — November 8, 2007 — Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, will hold a conference call on Tuesday, November 13, 2007 at 4:00 p.m. EST to discuss its third quarter 2007 financial and operating results and expectations for the future.
Interested parties may listen to the call on Quest’s website at http://www.qrcp.net or by calling 866-322-9730 in the United States and Canada, or 706-679-6054 outside the United States and Canada. The password for both dial-in numbers will be 23471372. A replay of the call will be available through November 15, 2007 at 800-642-1687 (US/Canada) and 706-645-9291 (International) using passcode 23471372 and at www.qrcp.net. Information on earnings also will be available on the company’s website home page at www.qrcp.net.
About Quest Resource Corporation
Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,900 producing wells which produce into its controlled 1,800+ mile gathering pipeline system, and utilizes its own fleet of completion equipment to meet its drilling and completion program. Quest currently has more than 2,200 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.
Forward-Looking Statements
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and

Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.
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